EXHIBIT 99.1

FOR IMMEDIATE RELEASE               CONTACT:  Robert Ruscher
                                              650-849-5900




                    SALIX PHARMACEUTICALS ADOPTS SHAREHOLDERS
                             RIGHTS PROTECTION PLAN

PALO ALTO, CA, JANUARY 17, 2000, -- Salix Pharmaceuticals, Ltd. (TSE: SLX) has announced that its Board of Directors has approved the adoption of a Shareholders' Rights Protection Plan, the purpose of which is to protect the Company's shareholders from unfair or coercive take-over strategies, including the acquisition of control of the Company through a take-over bid that does not treat all shareholders equally or fairly or that does not provide fair value to all shareholders in respect to their shares.

Under the Plan the rights will become exercisable if a person acquires, on or after January 13, 2000, more than 20% of the common shares of the Company other than pursuant to a Permitted Bid. Generally, to make a Permitted Bid, among other things, the bidder must make a take-over bid for all outstanding common shares of the Company, and the bid must be open for acceptance for not less than 60 days. The Rights Plan is not being adopted in response to any effort to acquire control of the Company and the Board is not aware of any such effort.

The Rights Plan is subject to the approval of The Toronto Stock Exchange. The Company will comply with all requirements imposed by the Exchange in respect of the Rights Plan.

Salix Pharmaceuticals, Ltd. develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs with an existing database of positive, late-stage clinical data in humans, complete the development and market these products. Salix's lead product is Colazide, a treatment for ulcerative colitis. The product was first approved by the United Kingdom Medicines Control Agency in July 1997 as a treatment for acute ulcerative colitis and has since also been approved

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for use in the maintenance of remission of ulcerative colitis. Colazide has also been approved in Argentina, Austria, Belgium, Czech Republic, Denmark, Italy, Luxembourg, Norway, Sweden and Switzerland. Salix submitted a New Drug Application (NDA) to the United States FDA for the use of balsalazide disodium as a treatment for acute ulcerative colitis and received an approvable letter from the FDA in June 1998.

Additionally, Salix is in Phase III clinical development of rifaximin, a broad-spectrum gastrointestinal specific antibiotic, licensed from Alfa Wassermann, S.p.A., an Italian company. Rifaximin has been marketed in Italy by Alfa Wassermann for several years and is used for several gastrointestinal conditions including hepatic encephalopathy, infectious diarrhea and prophylaxis prior to bowel surgery.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results may differ materially from those anticipated. With respect to Salix, important factors that could cause results to differ include risks associated with anti-takeover measures like the Shareholder Rights Plan. These and other factors are described in more detail in Salix's reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salix assumes no obligation to update the information in this release.


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